Exhibit 99.1

BRIDGEWAY NATIONAL CORP. Announces Class A Share Repurchase Program

On September 29, 2020, the Board of Directors (the “Board”) of Bridgeway National Corp. (the “Company”) authorized and approved a share repurchase program for up to $5 million of the currently outstanding shares of the Company’s class A common stock over a period of 12 months. Under the stock repurchase program, the Company intends to repurchase shares through open market purchases, privately-negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”).

The Board also authorized the Company to enter into written trading plans under Rule 10b5-1 of the Exchange Act. Adopting a trading plan that satisfies the conditions of Rule 10b5-1 allows a company to repurchase its shares at times when it might otherwise be prevented from doing so due to self-imposed trading blackout periods or pursuant to insider trading laws. Under any Rule 10b5-1 trading plan, the Company’s third-party broker, subject to Securities and Exchange Commission regulations regarding certain price, market, volume and timing constraints, would have authority to purchase the Company’s common stock in accordance with the terms of the plan. The Company may from time to time enter into Rule 10b5-1 trading plans to facilitate the repurchase of its class A common stock pursuant to its share repurchase program. “Our new share repurchase program reflects the Board’s acknowledgement that in materially expanding upon the Company’s prior business model, it is imperative that we begin the process of rebuilding the Company’s shareholder base with holders who share our vision of creating long term value for owners and in so doing beginning the process of closing the valuation gap that we believe exists between the Company’s stock price and intrinsic value,” said Eric Blue, Chief Executive Officer.

The Company cannot predict when or if it will repurchase any shares of class A common stock as such stock repurchase program will depend on a number of factors, including constraints specified in any Rule 10b5-1 trading plans, price, general business and market conditions, and alternative investment opportunities. Information regarding the share repurchases will be available in the Company’s periodic reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission as required by the applicable rules of the Exchange Act.

ABOUT BRIDGEWAY

Bridgeway National is a publicly traded diversified holding company with a focus on acquiring on quality, well positioned businesses that operate in industries with strong tail winds. We shun market fads and are fundamentally grounded in our core investment focus of acquiring interests in strong business concerns that are run by qualified and ethical management teams.

FORWARD LOOKING STATEMENTS

This report contains forward-looking information, as that term is defined under the Exchange Act, including information regarding purchases by the Company of its class A common stock pursuant to any Rule 10b5-1 trading plans. By their nature, forward-looking information and statements are subject to risks, uncertainties and contingencies, including changes in price and volume and the volatility of the Company’s class A common stock; adverse developments affecting either or both of prices and trading of securities and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company does not undertake to update any forward-looking statements or information, including those contained in this report.

Contact:

Eric Blue

Chief Executive Officer

Bridgeway National Corp.

(202) 827-3838

eric.blue@bridgewaynational.com